July 2021

Filed pursuant to Rule 433 dated July 1, 2021 relating to

Preliminary Pricing Supplement No. 1,914 dated July 1, 2021

Registration Statement Nos. 333-250103; 333-250103-01

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of common stock of Amazon.com, Inc. (“Amazon Stock”), as determined on the valuation date. If Amazon Stock appreciates or does not depreciate at all over the term of the securities, you will receive for each security that you hold at maturity a positive return on the securities equal to 21.10%, which we refer to as the upside payment. If the final share price is less than the initial share price but greater than or equal to the downside threshold level of 75% of the initial share price, meaning that Amazon Stock has depreciated by an amount less than or equal to 25%, you will receive a payment at maturity equal to the stated principal amount. However, if the final share price is less than the downside threshold level, meaning that Amazon Stock has depreciated by more than 25% from the initial share price, the payment due at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the full percentage decrease in the final share price from the initial share price. Under these circumstances, the payment at maturity will be less than $750 per security and could be zero. Accordingly, you may lose your entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the opportunity to receive the upside payment and the limited protection against loss that applies only if the final share price is greater than or equal to the downside threshold level. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated Principal Amount:	$1,000 per security
Pricing date:	July 2, 2021
Original issue date:	July 8, 2021 (3 business days after the pricing date)
Maturity date:	July 7, 2023
Valuation date:	July 3, 2023, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Common stock of Amazon.com, Inc. (“Amazon Stock”)
Aggregate principal amount:	$
Payment at maturity:

•    If the final share price is greater than or equal to the initial share price:

$1,000 + the upside payment

•    If the final share price is less than the initial share price but greater than or equal to the downside threshold level, meaning the value of Amazon Stock has declined by no more than 25% from its initial share price:

$1,000

•    If the final share price is less than the downside threshold level, meaning the value of Amazon Stock has declined by more than 25% from the initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 25%, and possibly all, of your investment.

Upside payment:	$211.00 per security (21.10% of the stated principal amount).
Downside threshold level:	$ , which is 75% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$ , which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting Amazon Stock
CUSIP / ISIN:	61773FDR1 / US61773FDR10
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$967.40 per security, or within $25.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$17.50	$982.50
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of proceeds and hedging” on page 13.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 1,914 dated July 1, 2021

Prospectus Supplement dated November 16, 2020      Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc. (the “securities”) can be used:

▪	As an alternative to direct exposure to Amazon Stock that provides a fixed positive return of 21.10% if Amazon Stock has appreciated or has not depreciated at all over the term of the securities;

▪	To enhance returns and potentially outperform Amazon Stock in a moderately bullish scenario;

▪	To obtain limited protection against the loss of principal in the event of a decline in the value of Amazon Stock as of the valuation date, but only if the final share price is greater than or equal to the downside threshold level.

Maturity:	Approximately 2 years
Upside payment:	$211.00 per security (21.10% of the stated principal amount)
Downside threshold level:	75% of the initial share price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None
Listing:	The securities will not be listed on any securities exchange

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $967.40, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to Amazon Stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to Amazon Stock, instruments based on Amazon Stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to Amazon Stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to Amazon Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

July 2021	Page 2

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

Key Investment Rationale

This 2-year investment offers the potential to earn a fixed positive return of 21.10% if Amazon Stock appreciates or does not depreciate at all over the term of the securities and limited protection against a decline in the value of Amazon Stock of up to 25%. However, if, as of the valuation date, the value of Amazon Stock has declined by more than 25% from the initial share price, the payment at maturity will be less than $750 per security and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to our credit risk.

Upside Scenario	If the final share price is greater than or equal to the initial share price, the payment at maturity for each security will be equal to $1,000 plus the upside payment of $211.00.
Par Scenario	If the final share price is less than the initial share price but greater than or equal to the downside threshold level, which means that the value of Amazon Stock has declined by no more than 25% from its initial share price, the payment at maturity will be $1,000 per security.
Downside Scenario	If the final share price is less than the downside threshold level, which means that the value of Amazon Stock has declined by more than 25% from its initial share price, you will lose 1% for every 1% decline in the value of Amazon Stock from the initial share price (e.g., a 50% decline in the value of Amazon Stock will result in a payment at maturity of $500 per security). There is no minimum payment at maturity on the securities, and you could lose your entire investment.

July 2021	Page 3

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the value of Amazon Stock. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$211.00 per security (21.10% of the stated principal amount)
Downside threshold level:	75% of the initial share price (-25% change in final share price compared with initial share price)

Securities Payoff Diagram

See the next page for a description of how the securities work.

July 2021	Page 4

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

How the securities work

▪	Upside Scenario. If the final share price is greater than or equal to the initial share price, the investor would receive the $1,000 stated principal amount plus the upside payment of $211.00.

▪	Par Scenario. If the final share price is less than the initial share price but is greater than or equal to the downside threshold level of 75% of the initial share price, the investor would receive the $1,000 stated principal amount per security.

▪	Downside Scenario. If the final share price is less than the downside threshold level, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the full percentage decrease in the value of Amazon Stock. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

o	For example, if the final share price declines by 50% from the initial share price, the payment at maturity would be $500 per security (50% of the stated principal amount).

July 2021	Page 5

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest or guarantee the return of any of your principal. The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any of the stated principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price. If the final share price is less than the initial share price but greater than or equal to the downside threshold level, you will receive only the principal amount of $1,000 per security. However, if the final share price is less than the downside threshold level, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the value of Amazon Stock, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities. See “How the Securities Work” on page 5.

▪	Your appreciation potential is fixed and limited. The appreciation potential of the securities is limited to the fixed upside payment of $211.00 per security (21.10% of the stated principal amount) even if the final share price is significantly greater than the initial share price.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that, generally, the trading price of Amazon Stock on any day (including in relation to the downside threshold level) will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in price) of Amazon Stock ;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect Amazon Stock or stock markets generally and which may affect Amazon.com, Inc. and the price of Amazon Stock;

o	interest and yield rates in the market;

o	the dividend rate on Amazon Stock, if any;

o	the time remaining until the securities mature;

o	the occurrence of certain events affecting Amazon Stock that may or may not require an adjustment to the adjustment factor; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the price of Amazon Stock at any time other than the valuation date. The final share price will be based on the closing price of Amazon Stock on the valuation date, subject to

July 2021	Page 6

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

postponement for non-trading days and certain market disruption events. Even if the price of Amazon Stock appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the price of Amazon Stock prior to such drop. Although the actual price of Amazon Stock on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of Amazon Stock on the valuation date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to Amazon Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪	You have no shareholder rights. Investing in the securities is not equivalent to investing in Amazon Stock. As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Amazon Stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the downside threshold level and the final share price, and will calculate the amount of cash you will receive at maturity, if any, and whether a market disruption event has occurred or any antidilution adjustment will be made. Moreover, certain

July 2021	Page 7

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Terms—Closing Price,” “—Final Share Price,” “—Valuation Date,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to Amazon Stock), including trading in Amazon Stock and in options contracts on Amazon Stock, as well as in other instruments related to Amazon Stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade Amazon Stock and other financial instruments related to Amazon Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the downside threshold level, which is the price at or above which Amazon Stock must close on the valuation date so that investors do not suffer a substantial loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of Amazon Stock on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying preliminary pricing supplement, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. However, proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying preliminary pricing supplement). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2021	Page 8

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

Risks Relating to the Underlying Shares

▪	We are not affiliated with Amazon.com, Inc. Amazon.com, Inc., which we refer to as Amazon, is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of Amazon, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Amazon has no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to Amazon.

▪	We may engage in business with or involving Amazon without regard to your interests. We or our affiliates may presently or from time to time engage in business with Amazon without regard to your interests, including extending loans to, or making equity investments in, Amazon or its affiliates or subsidiaries or providing advisory services to Amazon, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Amazon. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Amazon Stock. These research reports may or may not recommend that investors buy or hold Amazon Stock.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Amazon Stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting Amazon Stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving Amazon Stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect Amazon Stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of Amazon Stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price to be less than the downside threshold level (resulting in a loss of a significant portion of all of your investment in the securities), materially and adversely affecting your return.

July 2021	Page 9

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

Amazon.com, Inc. Stock Overview

Amazon.com, Inc. offers electronic retail services to consumer customers, seller customers and developer customers. Amazon Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-22513. In addition, information regarding Amazon.com, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Information as of market close on June 30, 2021:

Bloomberg Ticker Symbol:	AMZN	52 Weeks Ago:	$2,758.82
Current Share Price:	$3,440.16	52 Week High (on 9/2/2020):	$3,531.45
Current Dividend Yield:	N/A	52 Week Low (on 6/30/2020):	$2,758.82

The following graph sets forth the daily closing values of Amazon Stock for the period from January 1, 2016 through June 30, 2021. The related table sets forth the published high and low closing prices of, as well as dividends on, Amazon Stock for each quarter for the period from January 1, 2018 through June 30, 2021. The closing price of Amazon Stock on June 30, 2021 was $3,440.16. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of Amazon Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of Amazon Stock on the valuation date.

Historical Daily Closing Prices of Amazon Stock Daily Closing Prices, January 1, 2016 to June 30, 2021

*The red solid line indicates the hypothetical downside threshold level, assuming the closing price of Amazon Stock on June 30, 2021 were the initial share price.

July 2021	Page 10

Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

Common Stock of Amazon.com, Inc. (CUSIP 023135106)	High ($)	Low ($)	Dividends ($)
2018
First Quarter	1,598.39	1,189.01	-
Second Quarter	1,750.08	1,371.99	-
Third Quarter	2,039.51	1,693.96	-
Fourth Quarter	2,004.36	1,343.96	-
2019
First Quarter	1,819.26	1,500.28	-
Second Quarter	1,962.46	1,692.69	-
Third Quarter	2,020.99	1,725.45	-
Fourth Quarter	1,869.80	1,705.51	-
2020
First Quarter	2,170.22	1,676.61	-
Second Quarter	2,764.41	1,906.59	-
Third Quarter	3,531.45	2,878.70	-
Fourth Quarter	3,443.63	3,004.48	-
2021
First Quarter	3,380.00	2,951.95	-
Second Quarter	3,505.44	3,151.94	-

We make no representation as to the amount of dividends, if any, that Amazon may pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on Amazon Stock.

This document relates only to the securities offered hereby and does not relate to Amazon Stock or other securities of Amazon. We have derived all disclosures contained in this document regarding Amazon from the publicly available documents described above. In connection with the offering of the securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Amazon in connection with the offering of the securities. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Amazon is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of Amazon Stock (and therefore the price of Amazon Stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Amazon could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of Amazon Stock.

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Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Additional information related to calculating the final share price:

If a market disruption event occurs with respect to Amazon Stock, the calculation agent may determine the final share price in accordance with the procedures set forth in the accompanying preliminary pricing supplement. You should refer to the section “Terms—Closing Price” in the accompanying preliminary pricing supplement for more information.

Following certain corporate events relating to Amazon Stock, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the accompanying preliminary pricing supplement. You should refer to the section “Terms—Antidilution Adjustments” in the accompanying preliminary pricing supplement for more information.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying preliminary pricing supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date.

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Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in Amazon Stock and in futures and/or options contracts on Amazon Stock listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of Amazon Stock on the pricing date, and, therefore, could increase the downside threshold level, which is the price at or above which Amazon Stock must close on the valuation date so that investors do not suffer a substantial loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling Amazon Stock, futures or options contracts on Amazon Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of Amazon Stock, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Additional Information About the Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA,.

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Morgan Stanley Finance LLC

Trigger Jump Securities due July 7, 2023 Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and the preliminary pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and the preliminary pricing supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the preliminary pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Preliminary Pricing Supplement No. 1,914 dated July 1, 2021

Prospectus Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the accompanying preliminary pricing supplement, prospectus supplement or in the prospectus.

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